Exhibit 99.1
NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2026
FISCAL 2026 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•Second quarter revenues were $2.36 billion, a 6% increase compared to $2.24 billion in the prior year, driven by growth at the Dow Jones, Digital Real Estate Services and Book Publishing segments
•Net income from continuing operations in the quarter was $242 million, a 21% decrease compared to $306 million in the prior year, which benefited from an $87 million favorable gain on REA Group’s sale of PropertyGuru last year
•Second quarter Total Segment EBITDA was $521 million, a 9% increase compared to $478 million in the prior year. Results include a $16 million one-time write-off primarily related to inventory at HarperCollins’ international operations
•For the quarter, reported EPS from continuing operations were $0.34 as compared to $0.40 in the prior year - Adjusted EPS were $0.40 compared to $0.33 in the prior year
•Dow Jones revenues for the quarter were $648 million, a robust 8% increase compared to the prior year, driven by 20% growth at Risk & Compliance, higher digital circulation revenues and record digital advertising revenues
•Revenues at Move, operator of Realtor.com®, were $143 million, a 10% increase from the prior year, driven by premium offerings, audience share gains and expansion in growth adjacencies
•Book Publishing revenues grew 6% for the quarter to $633 million, a quarterly record, driven by recent acquisitions, higher Christian Publishing and strong frontlist titles
•News Corp to host Dow Jones Investor Briefing on March 16th in New York City

NEW YORK, NY – February 5, 2026 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2025.

Commenting on the results, Chief Executive Robert Thomson said:

“We are delighted to report excellent second quarter results with both revenue and profitability growth accelerating from the prior quarter, and we see favorable signs for the second half of our fiscal year. Revenues increased 6 percent to $2.4 billion for the quarter and profitability improved by a robust 9%.

The second quarter results were driven by sustained growth at Dow Jones and Digital Real Estate Services, which both achieved double-digit profit growth and have started the calendar year strongly. Given the current trajectory of our core drivers, we believe prospects for the third quarter are auspicious.

Dow Jones, an information services powerhouse with unique IP, delivered 8% revenue growth, accelerating from the first quarter, including 20% growth at Risk and Compliance. There were record digital advertising revenues, and record Segment EBITDA margins at nearly 30%. To highlight the vast potential of Dow Jones, we will be hosting an investor briefing next month in New York.

It is clear that expectations of AI’s impact are continuing to evolve and that the more perceptive players have come to realize that provenance is paramount. What is the point of acquiring cutting-edge semiconductors if they are being deployed to repurpose gormless, factless, feckless content sets? We do believe an increasing number of insightful companies understand this content contradiction and will indeed pay a premium for our premium content. This quarter we expanded our partnership with Bloomberg to include AI rights for our unique Dow Jones content and are progressing with other negotiations.

We also continued to actively execute on our expanded buyback program, which has been running at over four times the prior rate, reflecting our confidence in News Corp's strong cash position and belief in the intrinsic value of the Company.”

SECOND QUARTER RESULTS

The Company reported fiscal 2026 second quarter total revenues of $2.36 billion, a 6% increase compared to $2.24 billion in the prior year period, primarily driven by higher circulation and subscription and advertising revenues at the Dow Jones segment, higher real estate revenues at the Digital Real Estate Services segment and the impact from recent acquisitions and higher physical book sales at the Book Publishing segment. Results included a $26 million, or 2%, positive impact from foreign currency fluctuations. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 3% compared to the prior year.

Net income from continuing operations for the quarter was $242 million, a 21% decrease compared to $306 million in the prior year, primarily driven by lower Other, net due to the absence of the $87 million gain recognized on REA Group’s sale of PropertyGuru last year, partly offset by higher Total Segment EBITDA.

The Company reported second quarter Total Segment EBITDA of $521 million, a 9% increase compared to $478 million in the prior year primarily due to strong contributions from the Digital Real Estate Services and Dow Jones segments. Results include a $16 million one-time write-off at the Book Publishing segment primarily related to inventory at HarperCollins’ international operations. Adjusted Total Segment EBITDA (as defined in Note 2) increased 7%.

Net income from continuing operations per share attributable to News Corporation stockholders was $0.34 as compared to $0.40 in the prior year. Adjusted EPS (as defined in Note 3) were $0.40 compared to $0.33 in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Dow Jones	$648	$600	8%	$1,234	$1,152	7%
Digital Real Estate Services	511	473	8%	990	930	6%
Book Publishing	633	595	6%	1,167	1,141	2%
News Media	570	570	—%	1,115	1,111	—%
Other	—	—	—%	—	—	—%
Total Revenues	$2,362	$2,238	6%	$4,506	$4,334	4%

Segment EBITDA:
Dow Jones	$191	$174	10%	$335	$305	10%
Digital Real Estate Services	206	185	11%	364	325	12%
Book Publishing	99	101	(2)%	157	182	(14)%
News Media	70	74	(5)%	100	92	9%
Other	(45)	(56)	20%	(95)	(101)	6%
Total Segment EBITDA	$521	$478	9%	$861	$803	7%

Dow Jones

Revenues in the quarter increased $48 million, or 8%, compared to the prior year, driven by higher circulation and subscription revenues from continued growth in the professional information business and higher digital circulation revenues, as well as higher advertising revenues. Results included a $5 million, or 1%, positive impact from foreign currency fluctuations. Digital revenues at Dow Jones in the quarter represented 82% of total revenues compared to 81% in the prior year. Adjusted Revenues increased 6%.

Circulation and subscription revenues increased $36 million, or 8%, reflecting a 12% increase in professional information business revenues, led by 20% growth in Risk & Compliance revenues to $96 million, which includes a modest contribution from recent acquisitions, and 10% growth in Dow Jones Energy revenues to $75 million. Circulation revenues increased 3% compared to the prior year, primarily driven by the conversion of customers from introductory promotions to higher pricing and the continued growth in digital-only subscriptions, partly offset by lower print volume. Digital circulation revenues accounted for 76% of circulation revenues for the quarter, compared to 73% in the prior year.

During the second quarter, total average subscriptions to Dow Jones’ consumer products were over 6.5 million, a 10% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 12% to over 6.0 million. Total subscriptions to The Wall Street Journal grew 11% compared to the prior year, to almost 4.7 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 13% to nearly 4.3 million average subscriptions in the quarter, driven by growth in enterprise and individual consumer subscriptions, and represented 92% of total Wall Street Journal subscriptions.

	For the three months ended December 31,
	2025	2024	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	4,289	3,787	13%
Total subscriptions	4,677	4,225	11%
Barron’s Group
Digital-only subscriptions	1,416	1,341	6%
Total subscriptions	1,510	1,458	4%
Total Consumer
Digital-only subscriptions	6,011	5,352	12%
Total subscriptions	6,508	5,924	10%

Advertising revenues for the quarter increased $12 million, or 10%, driven by record digital advertising revenues, which grew 12%, and a 7% increase in print advertising revenues. Digital advertising accounted for 65% of total advertising revenues for the quarter, compared to 64% in the prior year.

Segment EBITDA for the quarter increased $17 million, or 10%, primarily as a result of the higher revenues discussed above, partially offset by higher employee and marketing costs. Adjusted Segment EBITDA increased 9%.

Digital Real Estate Services

Revenues in the quarter increased $38 million, or 8%, compared to the prior year, driven by higher revenues at both REA Group and Move. Segment EBITDA in the quarter increased $21 million, or 11%, compared to the prior year, due to higher contribution from REA Group and improved results at Move. Adjusted Revenues and Adjusted Segment EBITDA increased 7% and 12%, respectively.

In the quarter, revenues at REA Group increased $25 million, or 7%, to $368 million, driven by higher Australian residential revenues due to price increases, growth in add-on products and geographical mix, and higher financial services revenues. Strong Australian revenues were partly offset by a decrease in REA India revenues driven by the sale of PropTiger and the closure of Housing Edge. Australian national residential buy listing volumes in the quarter were down 3% compared to the prior year, despite higher listings in Sydney of 7% and Melbourne of 4%.

Move’s revenues in the quarter increased $13 million, or 10%, to $143 million, primarily as a result of higher sales of RealPRO SelectSM as Move shifts its focus to more premium offerings with higher revenues per lead and revenue growth in seller, new homes and rentals. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal second quarter were 62 million, a 1% increase compared to the prior year. Lead volume was up 13% compared to the prior year period, a significant improvement from recent quarters’ declines. Monthly average visits for the second quarter for Realtor.com®, according to Comscore, were 241 million, with continued audience share gains relative to other real estate portals.

Book Publishing

Revenues in the quarter increased $38 million, or 6%, compared to the prior year, primarily driven by the $15 million impact from recent acquisitions and higher physical books sales, which included strength in Christian Publishing and frontlist titles. The increase included an $8 million, or 1%, positive impact from foreign currency fluctuations. Key titles in the quarter included Wicked: The Official Visual Companion by Gregory Maguire, How to Test Negative for Stupid by John Kennedy, Twice by Mitch Albom and The Pioneer Woman Cooks – The Essential Recipes by Ree Drummond. Adjusted Revenues increased 3%.

Digital sales increased 2% compared to the prior year driven by an increase in e-book sales. Digital sales represented 20% of Consumer revenues for the quarter compared to 21% for the prior year period. Backlist sales represented approximately 59% of Consumer revenues in the quarter compared to 61% in the prior year.

Segment EBITDA for the quarter decreased $2 million, or 2%, compared to the prior year, driven by higher costs due to higher sales volume and a $16 million one-time write-off primarily related to inventory at HarperCollins’ international operations, mostly offset by the higher revenues discussed above. Adjusted Segment EBITDA decreased 4%.

News Media
Revenues in the quarter were flat as compared to the prior year, as higher circulation and subscription revenues were offset by lower advertising revenues. Results included a $12 million, or 2%, positive impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 2% compared to the prior year.

Circulation and subscription revenues increased $11 million, or 4%, compared to the prior year, benefiting from increased cover prices and subscription pricing in the U.K. and Australia, digital subscriber growth, as well as a $6 million, or 2%, positive impact from foreign currency fluctuations, partially offset by print volume declines.

Advertising revenues decreased $13 million, or 6%, compared to the prior year, primarily due to lower print advertising revenues, partly offset by a $5 million, or 2%, positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA decreased $4 million, or 5%, compared to the prior year, primarily driven by lower contribution from News Corp Australia and modest investment at the New York Post related to the launch of the California Post. Adjusted Segment EBITDA decreased 9%.

Digital revenues represented 43% of News Media segment revenues in the quarter, compared to 39% in the prior year, and represented 41% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of December 31, 2025 were 1,168,000 (999,000 for news mastheads), compared to 1,126,000 (979,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of December 31, 2025 were 659,000, compared to 616,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 70 million global monthly unique users in both December 2025 and 2024 (Source: Meta Pixel)
•New York Post’s digital network reached 85 million unique users in December 2025, compared to 90 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities from continuing operations to free cash flow:

	For the six months ended December 31,
	2025	2024
	(in millions)
Net cash provided by operating activities from continuing operations	$316	$278
Less: Capital expenditures	(180)	(157)
Free cash flow	$136	$121

Net cash provided by operating activities from continuing operations of $316 million for the six months ended December 31, 2025 was $38 million higher than net cash provided by operating activities from continuing operations of $278 million in the prior year, primarily due to higher Total Segment EBITDA, partially offset by higher working capital.

Free cash flow in the six months ended December 31, 2025 was $136 million compared to $121 million in the prior year. The improvement in free cash flow was primarily due to higher cash provided by operating activities from continuing operations, as mentioned above, partly offset by higher capital expenditures.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

OTHER ITEMS

Dividends

The Company declared today a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 8, 2026 to stockholders of record as of March 11, 2026.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities from continuing operations to free cash flow is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on February 5, 2026. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2025	2024	2025	2024
Revenues:
Circulation and subscription	$792	$745	$1,574	$1,488
Advertising	389	385	706	706
Consumer	607	572	1,117	1,093
Real estate	401	377	771	734
Other	173	159	338	313
Total Revenues	2,362	2,238	4,506	4,334
Operating expenses	(1,008)	(963)	(1,949)	(1,915)
Selling, general and administrative	(833)	(797)	(1,696)	(1,616)
Depreciation and amortization	(118)	(113)	(235)	(225)
Impairment and restructuring charges	(30)	(16)	(49)	(38)
Equity losses of affiliates	(2)	(8)	(4)	(11)
Interest income (expense), net	9	(3)	15	(3)
Other, net	(13)	92	(9)	114
Income before income tax expense from continuing operations	367	430	579	640
Income tax expense from continuing operations	(125)	(124)	(187)	(185)
Net income from continuing operations	242	306	392	455
Net loss from discontinued operations, net of tax	—	(23)	—	(28)
Net income	242	283	392	427
Net income attributable to noncontrolling interests from continuing operations	(49)	(78)	(87)	(109)
Net loss attributable to noncontrolling interests from discontinued operations	—	10	—	16
Net income attributable to News Corporation stockholders	$193	$215	$305	$334

Weighted-average shares outstanding
Basic	560.6	568.5	562.8	568.8
Diluted	562.0	570.1	564.4	570.7

Net income (loss) attributable to News Corporation stockholders per share:
Basic
Continuing operations	$0.34	$0.40	$0.54	$0.61
Discontinued operations	$—	$(0.02)	$—	$(0.02)
	$0.34	$0.38	$0.54	$0.59

Diluted
Continuing operations	$0.34	$0.40	$0.54	$0.61
Discontinued operations	$—	$(0.02)	$—	$(0.02)
	$0.34	$0.38	$0.54	$0.59

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of December 31, 2025	As of June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,051	$2,403
Receivables, net	1,894	1,562
Inventory, net	306	327
Other current assets	322	519
Total current assets	4,573	4,811
Non-current assets:
Investments	1,003	1,016
Property, plant and equipment, net	1,330	1,331
Operating lease right-of-use assets	783	789
Intangible assets, net	1,891	1,930
Goodwill	4,500	4,373
Deferred income tax assets, net	192	254
Other non-current assets	1,238	1,000
Total assets	$15,510	$15,504
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$425	$335
Accrued expenses	885	1,036
Deferred revenue	474	498
Current borrowings	25	25
Other current liabilities	713	714
Total current liabilities	2,522	2,608
Non-current liabilities:
Borrowings	1,926	1,937
Retirement benefit obligations	117	117
Deferred income tax liabilities, net	53	57
Operating lease liabilities	897	904
Other non-current liabilities	533	492
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	10,809	11,058
Accumulated deficit	(509)	(747)
Accumulated other comprehensive loss	(1,514)	(1,543)
Total News Corporation stockholders' equity	8,792	8,774
Noncontrolling interests	670	615
Total equity	9,462	9,389
Total liabilities and equity	$15,510	$15,504

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the six months ended December 31,
	2025	2024
Operating activities:
Net income	$392	$427
Net loss from discontinued operations, net of tax	—	28
Net income from continuing operations	392	455
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	235	225
Operating lease expense	34	37
Equity losses of affiliates	4	11
Impairment charges	13	—
Deferred income taxes	62	80
Other, net	9	(112)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(353)	(247)
Inventories, net	31	(31)
Accounts payable and other liabilities	(111)	(140)
Net cash provided by operating activities from continuing operations	316	278
Investing activities:
Capital expenditures	(180)	(157)
Proceeds from sales of property, plant and equipment	1	—
Acquisitions, net of cash acquired	(97)	(13)
Purchases of investments in equity affiliates and other	(30)	(107)
Proceeds from sales of investments in equity affiliates and other	62	234
Other, net	(7)	(13)
Net cash used in investing activities from continuing operations	(251)	(56)
Financing activities:
Borrowings	—	61
Repayment of borrowings	(12)	(196)
Repurchase of shares	(264)	(78)
Dividends paid	(104)	(92)
Other, net	(39)	(37)
Net cash used in financing activities from continuing operations	(419)	(342)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities from discontinued operations	(6)	90
Net cash used in investing activities from discontinued operations	—	(43)
Net cash used in financing activities from discontinued operations	—	(11)
Net cash (used in) provided by discontinued operations	(6)	36
Net change in cash, cash equivalents and restricted cash, including discontinued operations	(360)	(84)
Effect of exchange rate changes on cash, cash equivalents and restricted cash, including discontinued operations	8	(30)
Cash, cash equivalents and restricted cash, including discontinued operations, beginning of year	2,403	1,960
Cash, cash equivalents and restricted cash, including discontinued operations, end of period	2,051	1,846
Less: Cash and cash equivalents at end of period of discontinued operations	—	(58)
Less: Restricted cash included in Other current assets(a)	—	(37)
Cash and cash equivalents	$2,051	$1,751
(a)Represents restricted cash in escrow to fund an acquisition at the Book Publishing segment which closed in the third quarter of fiscal 2025

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income from continuing operations to Total Segment EBITDA for the three and six months ended December 31, 2025 and 2024:

	For the three months ended December 31,
	2025	2024	Change	% Change
	(in millions)
Net income from continuing operations	242	306	(64)	(21)%
Reconciling items:
Income tax expense from continuing operations	125	124	1	1%
Other, net	13	(92)	105	**
Interest (income) expense, net	(9)	3	(12)	**
Equity losses of affiliates	2	8	(6)	(75)%
Impairment and restructuring charges	30	16	14	88%
Depreciation and amortization	118	113	5	4%
Total Segment EBITDA	$521	$478	$43	9%

	For the six months ended December 31,
	2025	2024	Change	% Change
	(in millions)
Net income from continuing operations	392	455	(63)	(14)%
Reconciling items:
Income tax expense from continuing operations	187	185	2	1%
Other, net	9	(114)	123	**
Interest (income) expense, net	(15)	3	(18)	**
Equity losses of affiliates	4	11	(7)	(64)%
Impairment and restructuring charges	49	38	11	29%
Depreciation and amortization	235	225	10	4%
Total Segment EBITDA	$861	$803	$58	7%
** Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2025 and 2024:

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2025	2024	Difference	2025	2024	Difference
	(in millions)			(in millions)
As reported	$2,362	$2,238	$124	$521	$478	$43
Impact of acquisitions	(25)	—	(25)	2	—	2
Impact of divestitures	—	(5)	5	—	1	(1)
Impact of foreign currency fluctuations	(26)	—	(26)	(6)	—	(6)
Net impact of U.K. Newspaper Matters	—	—	—	—	4	(4)
As adjusted	$2,311	$2,233	$78	$517	$483	$34

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2025	2024	Difference	2025	2024	Difference
	(in millions)			(in millions)
As reported	$4,506	$4,334	$172	$861	$803	$58
Impact of acquisitions	(36)	—	(36)	5	—	5
Impact of divestitures	(3)	(11)	8	1	3	(2)
Impact of foreign currency fluctuations	(30)	—	(30)	(4)	—	(4)
Net impact of U.K. Newspaper Matters	—	—	—	1	6	(5)
As adjusted	$4,437	$4,323	$114	$864	$812	$52

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three and six months ended December 31, 2025 and 2024 are as follows:

	Fiscal Year 2026
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.65	$0.66
U.S. Dollar per British Pound Sterling	$1.35	$1.33

	Fiscal Year 2025
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.67	$0.65
U.S. Dollar per British Pound Sterling	$1.30	$1.28

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2025 and 2024 are as follows:

	For the three months ended December 31,
	2025	2024	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$637	$600	6%
Digital Real Estate Services	506	471	7%
Book Publishing	610	595	3%
News Media	558	567	(2)%
Other	—	—	—%
Adjusted Total Revenues	$2,311	$2,233	3%

Adjusted Segment EBITDA:
Dow Jones	$190	$174	9%
Digital Real Estate Services	207	185	12%
Book Publishing	97	101	(4)%
News Media	68	75	(9)%
Other	(45)	(52)	13%
Adjusted Total Segment EBITDA	$517	$483	7%

	For the six months ended December 31,
	2025	2024	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$1,216	$1,152	6%
Digital Real Estate Services	991	926	7%
Book Publishing	1,132	1,141	(1)%
News Media	1,098	1,104	(1)%
Other	—	—	—%
Adjusted Total Revenues	$4,437	$4,323	3%

Adjusted Segment EBITDA:
Dow Jones	$335	$305	10%
Digital Real Estate Services	371	326	14%
Book Publishing	155	182	(15)%
News Media	97	94	3%
Other	(94)	(95)	1%
Adjusted Total Segment EBITDA	$864	$812	6%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2025 and 2024:

	For the three months ended December 31, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$648	$(6)	$—	$(5)	$—	$637
Digital Real Estate Services	511	(4)	—	(1)	—	506
Book Publishing	633	(15)	—	(8)	—	610
News Media	570	—	—	(12)	—	558
Other	—	—	—	—	—	—
Total Revenues	$2,362	$(25)	$—	$(26)	$—	$2,311

Segment EBITDA:
Dow Jones	$191	$—	$—	$(1)	$—	$190
Digital Real Estate Services	206	2	—	(1)	—	207
Book Publishing	99	—	—	(2)	—	97
News Media	70	—	—	(2)	—	68
Other	(45)	—	—	—	—	(45)
Total Segment EBITDA	$521	$2	$—	$(6)	$—	$517

	For the three months ended December 31, 2024
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$600	$—	$—	$—	$—	$600
Digital Real Estate Services	473	—	(2)	—	—	471
Book Publishing	595	—	—	—	—	595
News Media	570	—	(3)	—	—	567
Other	—	—	—	—	—	—
Total Revenues	$2,238	$—	$(5)	$—	$—	$2,233

Segment EBITDA:
Dow Jones	$174	$—	$—	$—	$—	$174
Digital Real Estate Services	185	—	—	—	—	185
Book Publishing	101	—	—	—	—	101
News Media	74	—	1	—	—	75
Other	(56)	—	—	—	4	(52)
Total Segment EBITDA	$478	$—	$1	$—	$4	$483

	For the six months ended December 31, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$1,234	$(10)	$—	$(8)	$—	$1,216
Digital Real Estate Services	990	(4)	(1)	6	—	991
Book Publishing	1,167	(22)	—	(13)	—	1,132
News Media	1,115	—	(2)	(15)	—	1,098
Other	—	—	—	—	—	—
Total Revenues	$4,506	$(36)	$(3)	$(30)	$—	$4,437

Segment EBITDA:
Dow Jones	$335	$1	$—	$(1)	$—	$335
Digital Real Estate Services	364	3	1	3	—	371
Book Publishing	157	1	—	(3)	—	155
News Media	100	—	—	(3)	—	97
Other	(95)	—	—	—	1	(94)
Total Segment EBITDA	$861	$5	$1	$(4)	$1	$864

	For the six months ended December 31, 2024
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$1,152	$—	$—	$—	$—	$1,152
Digital Real Estate Services	930	—	(4)	—	—	926
Book Publishing	1,141	—	—	—	—	1,141
News Media	1,111	—	(7)	—	—	1,104
Other	—	—	—	—	—	—
Total Revenues	$4,334	$—	$(11)	$—	$—	$4,323

Segment EBITDA:
Dow Jones	$305	$—	$—	$—	$—	$305
Digital Real Estate Services	325	—	1	—	—	326
Book Publishing	182	—	—	—	—	182
News Media	92	—	2	—	—	94
Other	(101)	—	—	—	6	(95)
Total Segment EBITDA	$803	$—	$3	$—	$6	$812

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders from continuing operations and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders from continuing operations and net income (loss) per share from continuing operations as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income attributable to News Corporation stockholders from continuing operations and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2025 and 2024:

	For the three months ended December 31, 2025		For the three months ended December 31, 2024
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$242		$306
Less: Net income attributable to noncontrolling interests from continuing operations	(49)		(78)
Net income attributable to News Corporation stockholders from continuing operations	$193	$0.34	$228	$0.40
U.K. Newspaper Matters	—	—	4	0.01
Impairment and restructuring charges	30	0.05	16	0.03
Other, net	13	0.02	(92)	(0.16)
Tax impact on items above	(9)	(0.01)	—	—
Impact of noncontrolling interest on items above	—	—	33	0.05
As adjusted	$227	$0.40	$189	$0.33

	For the six months ended December 31, 2025		For the six months ended December 31, 2024
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$392		$455
Less: Net income attributable to noncontrolling interests from continuing operations	(87)		(109)
Net income attributable to News Corporation stockholders from continuing operations	$305	$0.54	$346	$0.61
U.K. Newspaper Matters	1	—	6	0.01
Impairment and restructuring charges	49	0.09	38	0.07
Other, net	9	0.02	(114)	(0.20)
Tax impact on items above	(16)	(0.03)	(3)	(0.01)
Impact of noncontrolling interest on items above	1	—	33	0.06
As adjusted	$349	$0.62	$306	$0.54

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three and six months ended December 31, 2025:

	Q2 Fiscal 2025	Q2 Fiscal 2026	FX impact	Q2 Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$745	$792	$11	$781	6%	5%
Advertising	385	389	5	384	1%	—%
Consumer	572	607	8	599	6%	5%
Real estate	377	401	1	400	6%	6%
Other	159	173	1	172	9%	8%
Total revenues	$2,238	$2,362	$26	$2,336	6%	4%

Dow Jones:
Circulation and subscription	$461	$497	$5	$492	8%	7%
Advertising	121	133	—	133	10%	10%
Other	18	18	—	18	—%	—%
Total Dow Jones segment revenues	$600	$648	$5	$643	8%	7%

Digital Real Estate Services:
Circulation and subscription	$2	$2	$—	$2	—%	—%
Advertising	35	40	—	40	14%	14%
Real estate	377	401	1	400	6%	6%
Other	59	68	—	68	15%	15%
Total Digital Real Estate Services segment revenues	$473	$511	$1	$510	8%	8%

REA Group revenues	$343	$368	$1	$367	7%	7%

	Q2 Fiscal 2025	Q2 Fiscal 2026	FX impact	Q2 Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$572	$607	$8	$599	6%	5%
Other	23	26	—	26	13%	13%
Total Book Publishing segment revenues	$595	$633	$8	$625	6%	5%

News Media:
Circulation and subscription	$282	$293	$6	$287	4%	2%
Advertising	229	216	5	211	(6)%	(8)%
Other	59	61	1	60	3%	2%
Total News Media segment revenues	$570	$570	$12	$558	—%	(2)%

	Q2 YTD Fiscal 2025	Q2 YTD Fiscal 2026	FX impact	Q2 YTD Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,488	$1,574	$17	$1,557	6%	5%
Advertising	706	706	6	700	—%	(1)%
Consumer	1,093	1,117	13	1,104	2%	1%
Real estate	734	771	(5)	776	5%	6%
Other	313	338	(1)	339	8%	8%
Total revenues	$4,334	$4,506	$30	$4,476	4%	3%

Dow Jones:
Circulation and subscription	$920	$988	$8	$980	7%	7%
Advertising	206	218	—	$218	6%	6%
Other	26	28	—	$28	8%	8%
Total Dow Jones segment revenues	$1,152	$1,234	$8	$1,226	7%	6%

Digital Real Estate Services:
Circulation and subscription	$4	$4	$—	$4	—%	—%
Advertising	73	81	—	$81	11%	11%
Real estate	734	771	(5)	$776	5%	6%
Other	119	134	(1)	$135	13%	13%
Total Digital Real Estate Services segment revenues	$930	$990	$(6)	$996	6%	7%

REA Group revenues	$661	$695	$(6)	$701	5%	6%

Book Publishing:
Consumer	1,093	1,117	13	$1,104	2%	1%
Other	48	50	—	$50	4%	4%
Total Book Publishing segment revenues	$1,141	$1,167	$13	$1,154	2%	1%

News Media:
Circulation and subscription	$564	$582	$9	$573	3%	2%
Advertising	427	407	6	$401	(5)%	(6)%
Other	120	126	—	$126	5%	5%
Total News Media segment revenues	$1,111	$1,115	$15	$1,100	—%	(1)%